Exhibit 10.11

EQUITY CONTRIBUTION, EXCHANGE AND SUBSCRIPTION AGREEMENT

EQUITY CONTRIBUTION, EXCHANGE AND SUBSCRIPTION AGREEMENT, dated as of March 22, 2010 (this “Agreement”), is entered into by and between C.P. Atlas Holdings, Inc., a Delaware corporation (“Holdings”) and the stockholder named on the signature page hereto (the “Rollover Stockholder”). Capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement (as defined below).

WHEREAS, Holdings has entered into the Contribution and Merger Agreement, dated as of March 22, 2010, by and among Holdings, C.P. Atlas Intermediate Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Holdings (“Intermediate Holdings”), C.P. Atlas Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Intermediate Holdings (“Merger Sub”), American Renal Holdings, Inc. (the “Company”), certain stockholders of the Company parties thereto and Wachovia Capital Partners GP I, LLC, a Delaware limited liability company (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving corporation, all upon the terms and subject to the conditions set forth therein;

WHEREAS, the Rollover Stockholder has executed a Joinder to Stockholders Agreement, simultaneously herewith, pursuant to which the Rollover Stockholder will become a party to the Stockholders Agreement, dated as of March 22, 2010, by and among Holdings, Centerbridge Capital Partners, L.P. (“Centerbridge”), certain affiliates of Centerbridge, and certain other stockholders parties thereto (as may be amended, restated, supplemented or otherwise modified from time to time, “Stockholders Agreement”), as an Employee Stockholder (as defined therein);

WHEREAS, the Rollover Stockholder desires to rollover certain shares of preferred stock, par value $0.001 per share, of the Company (“Preferred Stock”) in exchange for the issuance by Holdings to the Rollover Stockholder of an amount of common stock, par value $0.01 per share, of Holdings (“Holdings Common Stock”) as determined in accordance with this Agreement and the Merger Agreement;

WHEREAS, Holdings and the Rollover Stockholder intend that the contribution of Rollover Shares to Holdings by the Rollover Stockholder and the equity contributions to Holdings by the Investors will be treated as a tax-free contribution to Holdings under IRC Section 351 for U.S. federal income tax purposes; and

WHEREAS, the parties hereto desire to make certain agreements, representations, warranties and covenants in connection with the contributions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions as hereinafter set forth, the parties hereto do hereby agree as follows:

I	CONTRIBUTION

1.1. Rollover. Subject to Section 1.3 of this Agreement and Section 2.1 of the Merger Agreement, at the Rollover Closing (as defined below), upon the terms and subject to the conditions of this Agreement and the Merger Agreement, the Rollover Stockholder hereby agrees and acknowledges that the Rollover Stockholder will not receive any cash consideration at the Effective Time of the Merger with respect to their shares of Preferred Stock identified in the Merger Agreement with respect to such Rollover Stockholder as Preferred Rollover Shares (the “Rollover Shares”), and instead the Rollover Stockholder will contribute to Holdings its Rollover Shares in exchange and as the total consideration for the issuance by Holdings to such Rollover Stockholder of a number of shares of Holdings Common Stock as calculated pursuant to Section 2.1 of the Merger Agreement (such shares of Holdings Common Stock, the “Holdings Rollover Shares”).

1.2. Conditions to the Obligations of the Parties Hereunder. The obligations of Holdings, the Company and the Rollover Stockholder to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Holdings and/or the Company, as applicable, of all of the conditions to the consummation of the Merger as set forth in the Merger Agreement. Upon the satisfaction or waiver of such conditions, the closing of the transactions contemplated hereby (the “Rollover Closing”) will occur immediately prior to (but subject to the consummation of) the Effective Time.

1.3. Termination. This Agreement shall automatically terminate if, at any time prior to the Rollover Closing, the Merger Agreement shall have been terminated for any reason by any of the parties thereto. In the event of any termination of this Agreement as provided in this Section 1.3, this Agreement shall forthwith become wholly void and of no further force or effect (except for this Section 1.3 and Article IV) and there shall be no liability on the part of any parties hereto or their respective officers or directors. Upon such termination, if any Rollover Stockholder has already delivered certificates representing Rollover Shares as directed in Section 2.1 of the Merger Agreement, then Holdings shall cause to be returned immediately to the Rollover Stockholder such certificates. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

1.4. Legends. Each outstanding certificate, if any, representing Holdings Rollover Shares shall bear the legends required by the Stockholders Agreement.

II	REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties of the Rollover Stockholder. The Rollover Stockholder represents and warrants to Holdings and the Company that:

(a) The Rollover Stockholder is competent to, and has sufficient capacity to, execute and deliver this Agreement and the agreements contemplated hereby and to perform the Rollover Stockholder’s obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Rollover Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the other parties thereto, as applicable, this Agreement constitutes the valid and binding obligation of the Rollover Stockholder, enforceable against the Rollover Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) The execution, delivery and performance by the Rollover Stockholder of this Agreement and the agreements contemplated hereby and the consummation by the Rollover Stockholder of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any law, rule or regulation applicable to the Rollover Stockholder or his properties or assets; (ii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to the Rollover Stockholder or his properties or assets; or (iii) result in any breach of any terms or conditions, or constitute a default under, any material contract, agreement or instrument to which the Rollover Stockholder is a party or by which the Rollover Stockholder or his properties or assets are bound.

(c) As of the date hereof and on the date of the Rollover Closing, the Rollover Stockholder holds of record and beneficially owns the Rollover Shares, free and clear of all Encumbrances. On the date of the Rollover Closing, the Rollover Stockholder will not be a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require, or restrict or impair the ability of, the Rollover Stockholder to sell, transfer, or otherwise dispose of any capital stock of the Company.

(d) Spousal Consent. To the extent the Rollover Stockholder is married on the date hereof or on the date of Rollover Closing, the spouse of such Rollover Stockholder has executed and delivered to Holdings the Spousal Consent in the form attached hereto as Schedule 1.

(e) Holdings Rollover Shares Unregistered. The Rollover Stockholder acknowledges and represents that the Rollover Stockholder has been advised by Holdings that:

(i) the offer and exchange of the Holdings Rollover Shares not been registered under the Securities Act;

(ii) Holdings Rollover Shares must be held indefinitely and the Rollover Stockholder must continue to bear the economic risk of the investment in the Holdings Rollover Shares unless the offer and sale of such Holdings Rollover Shares are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;

(iii) there is no established market for the Holdings Rollover Shares and it is not anticipated that there will be any public market for the Holdings Rollover Shares in the foreseeable future; and

(iv) a notation shall be made in the appropriate records of Holdings indicating that the Holdings Rollover Shares are subject to restrictions on transfer and, if Holdings should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Holdings Rollover Shares.

(f) Additional Investment Representations. The Rollover Stockholder represents and warrants that:

(i) the Rollover Stockholder’s financial situation is such that the Rollover Stockholder can afford to bear the economic risk of holding the Holdings Rollover Shares for an indefinite period of time, has adequate means for providing for the Rollover Stockholder’s current needs and personal contingencies, and can afford to suffer a complete loss of the Rollover Stockholder’s investment in the Holdings Rollover Shares;

(ii) the Rollover Stockholder’s knowledge and experience in financial and business matters are such that the Rollover Stockholder is capable of evaluating the merits and risks of the investment in the Holdings Rollover Shares;

(iii) the Rollover Stockholder understands that the Holdings Rollover Shares are a speculative investment which involves a high degree of risk of loss of the Rollover Stockholder’s investment therein, there are substantial restrictions on the transferability of the Holdings

Rollover Shares and, on the date of the Rollover Closing and for an indefinite period following such date, there will be no public market for the Holdings Rollover Shares and, accordingly, it may not be possible for the Rollover Stockholder to liquidate the Rollover Stockholder’s investment in case of emergency, if at all;

(iv) the Rollover Stockholder has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, Holdings and its representatives concerning Holdings and its subsidiaries, the Merger, Holdings’ organizational documents and the terms and conditions of the purchase of Holdings Rollover Shares and to obtain any additional information which the Rollover Stockholder deems necessary;

(v) the Rollover Stockholder understands that after consummation of the Rollover Closing and the Effective Time, the consolidated total Indebtedness of Holdings and its subsidiaries (including the Company) will be significantly greater than the consolidated total Indebtedness of the Company and its subsidiaries prior to the Closing Date; and

(vi) the Rollover Stockholder is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act (unless otherwise indicated on the signature page hereto).

(g) Transaction Fee and Advisory Services Agreement. The Rollover Stockholder represents and warrants that the Rollover Stockholder (i) has been advised by Holdings, that Centerbridge Capital Partners, L.P. and/or its Affiliates will enter into a transaction fee and advisory services agreement (the “Transaction and Advisory Agreement”) with Holdings and certain of its Affiliates (the “Company Parties”) providing for the payment of certain advisory, monitoring, transactional, oversight and similar fees and expenses to and indemnification of the Advisor (as defined in the Transaction and Advisory Agreement) by the Company Parties and (ii) waives any right such Rollover Stockholder may have to approve, or to claim any damages with respect to, the entry by the Company Parties into the Transaction and Advisory Agreement or the performance by the Company Parties of their obligations thereunder.

III	OTHER COVENANTS

3.1. Merger Agreement. The parties hereto acknowledge and agree that Holdings will have sole discretion with respect to determining whether the conditions set forth in the Merger Agreement have been satisfied or waived by the appropriate parties thereto. The Rollover Stockholder acknowledges and agrees that neither Holdings nor any of its officers, directors, employees, agents, representatives or affiliates will have any liability or obligation to the Rollover Stockholder solely in such capacity resulting from or arising out of any termination of the Merger Agreement or any failure to complete the Merger or any breach of the Merger Agreement by Holdings or any other party thereto.

3.2. Agreement to Cooperate; Further Assurances. The Rollover Stockholder solely in such capacity agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable and reasonably requested by Holdings to consummate and make effective the contribution of Rollover Shares contemplated hereby.

3.3. Tax Treatment. Holdings, the Company and the Rollover Stockholder agree to use their reasonable best efforts to treat the transactions contemplated hereby in accordance with IRC Section 351 and report the transaction in a manner consistent with such treatment.

IV	MISCELLANEOUS

4.1. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed given only if delivered to such party personally or sent to such party by pdf or other electronic transmission (promptly followed by a hard-copy) or three days after being sent by registered or certified mail (return receipt requested), postage prepaid, addressed as follows to Holdings or the Rollover Stockholder, as applicable, or to such other address as may be hereafter notified by the parties hereto:

(a) If to Holdings, to it at the following address:

C.P. Atlas Holdings, Inc.

c/o Centerbridge Capital Partners, L.P.

375 Park Avenue, 12th Floor

New York, New York 10152

Attention: Steven M. Silver

                 Jared S. Hendricks

Tel: (212) 672-5000

Fax: (212) 672-5001

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Caroline B. Gottschalk

                 Gregory Grogan

Tel: (212) 455-2000

Fax: (212) 455-2502

(b) If to the Rollover Stockholder, to the address for notice set forth on the signature page hereof.

4.2. Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver.

(a) Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to any choice or conflict of laws, provisions or rules that would cause the application of laws of any jurisdiction other than the State of Delaware.

(b) Consent to Jurisdiction and Venue. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Chancery Court of the State of Delaware; provided, that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the Federal courts of the United States located in the State of Delaware;

provided, further, that if (and only after) both the Chancery Court of the State of Delaware and the Federal courts of the United States located in the State of Delaware determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the United States District Court for the Southern District of New York. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof). By executing and delivering this Agreement, the parties irrevocably: (i) accept generally and unconditionally the exclusive jurisdiction and venue of these courts; (ii) waive any objections which such party may now or hereafter have to the laying of venue of any of the aforesaid actions arising out of or in connection with this Agreement brought in the courts referred to in clause (i) above and hereby further irrevocably waive and agree not to plead or claim in any such court that such action brought in any such court has been brought in an inconvenient forum; (iii) agree that service of all process in any such action in any such court may be made by registered or certified mail, return receipt requested, to such party at its address provided in accordance with this Agreement; and (iv) agree that service as provided in clause (c) above is sufficient to confer personal jurisdiction over such party in any such action in any such court, and otherwise constitutes effective and binding service in every respect.

4.3. Waiver of Jury Trial.

(a) TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS.

(b) THE SCOPE OF THIS SECTION 4.3, AND THE WAIVERS CONTAINED HEREIN, IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES ACKNOWLEDGE THAT THIS SECTION 4.3, AND THE WAIVERS CONTAINED HEREIN, ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS TRANSACTION, THAT EACH HAS ALREADY RELIED ON THIS SECTION 4.3, AND THE WAIVERS CONTAINED HEREIN, IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS SECTION 4.3, AND THE WAIVERS CONTAINED HEREIN, IN THEIR RELATED FUTURE DEALINGS. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS SECTION 4.3, AND THE WAIVERS CONTAINED HEREIN, WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

4.4. Successors and Assigns. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors.

4.5. Limitation on Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto. Any assignment or delegation in derogation of this provision shall be null and void.

4.6. Counterparts. This Agreement may be executed in one or more counterparts, and by different parties on separate counterparts, including by means of facsimile or pdf, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.7. Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

4.8. Survival. The representations and warranties contained herein will survive the Rollover Closing.

4.9. Amendments and Waivers. No amendment, modification or supplement to the Agreement shall be enforced against any party unless such amendment, modification or supplement is in writing and signed by Holdings and the Rollover Stockholder. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained herein. Any waiver by any party of any term of this Agreement shall not operate as or be construed to be a waiver of any other term of this Agreement.

4.10. Integration. This Agreement, the Merger Agreement and the Stockholders Agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings between the parties with respect to this subject matter. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

4.11. Severability. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part or parts which may, for any reason, be hereafter declared invalid.

4.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

C.P. ATLAS HOLDINGS, INC.

By:	/s/ Jared S. Hendricks
	Name:	Jared S. Hendricks
	Title:	Co-President

[Signature Page to Equity Contribution, Exchange and Subscription Agreement]

ROLLOVER STOCKHOLDER

/s/ Dale B. Demyanick
Name: Dale B. Demyanick

PREFERRED STOCK	PREFERRED ROLLOVER VALUE	TOTAL ROLLOVER VALUE
	$6,000,000 minus the Ford Common Rollover Value	$6,000,000 minus the Ford Common Rollover Value

I am an “accredited investor”

within the meaning of Rule 501(a) under the Securities Act.

[Signature Page to Equity Contribution, Exchange and Subscription Agreement]

SCHEDULE 1

CONSENT AND SPOUSAL CONSENT

In consideration of the execution of the foregoing Equity Contribution and Exchange Agreement between C.P. Atlas Holdings, Inc., a Delaware corporation (“Holdings”) and each of the Christopher T. Ford 2008 Grantor Retained Authority Trust and Christopher T. Ford 2005 Grantor Retained Authority Trust (collectively, the “Trusts”), I, Christopher T. Ford and I, Debra L. Ford, the spouse of Christopher T. Ford, do hereby join with my spouse in executing the foregoing Equity Contribution and Exchange Agreement and do hereby agree to be bound by all of the terms and provisions thereof in lieu of all other interests I may have in the Rollover Shares (as defined in the Equity Contribution and Exchange Agreement) subject thereto, whether the interest may be community property or otherwise.

Dated as of 3/21, 2010	/s/ Christopher T. Ford
Name: Christopher T. Ford

/s/ Debra L. Ford
Name: Debra L. Ford

[Consent and Spousal Consent to Equity Contribution, Exchange and Subscription Agreement]